EXHIBIT 99

NEWS

SED INTERNATIONAL HOLDINGS, INC.           Contact: Ray D. Risner
4916 North Royal Atlanta Drive                  President and COO
Atlanta, Georgia 30084                             (770) 491-8962


                    SED INTERNATIONAL, INC.
                 ANNOUNCES INVESTMENT IN BRAZIL

Atlanta, Georgia (December 2, 1997) -- SED International, Inc., the operating company of SED International Holdings, Inc. and Magna Distribuidora of Sao Paulo, Brazil, have formed a new company with the name of SED Magna Distribuidora to distribute computer peripheral products throughout Brazil. Magna Distribuidora and associated companies have contributed its existing businesses into the new company and SED International has capitalized the Company so as to accelerate its growth in the Brazilian computer and wireless markets. The management of Magna Distribuidora and associated companies has agreed to continue to manage the new company.

     Gerald Diamond, Chairman and Chief Executive Officer of SED International, Inc. stated, "We are extremely pleased to join forces with the management of Magna Distribuidora and associated companies. This is SED's first major investment abroad about which we are very optimistic based on the quality of management, vendor lines and customers that Magna Distribuidora brings to SED International."

     Jose de Miranda Dias will continue to serve as President of Magna Distribuidora in Brazil. He stated, "We are excited about the opportunities to expand our business in Brazil and the new association with SED International that this arrangement brings to Magna Distribuidora."

     SED International is a leading international distributor of microcomputer products, including personal computers, printers and other peripherals and networking products throughout the United States and Latin America to value-added resellers and retailers. SED International also distributes wireless telephone products in the United States and Latin America. SED International offers a broad inventory of more than 3,500 products from approximately 125 market-leading vendors. Headquartered in Atlanta, with a distribution center in City of Industry, Ca., and an export facility in Miami, Fl., SED International continues to expand to reach a growing global market. More information about SED International can be found on its website at http://www.sedonline.com. SED International is a subsidiary of SED International Holdings, Inc., whose stock is traded on the NASDAQ National Market under the symbol SECX.